AMENDMENT NO. 6
to
STOCK PURCHASE AND ASSET TRANSFER AGREEMENT

        AMENDMENT NO. 6, dated as of March 29, 2004 (the "Amendment"), to the STOCK PURCHASE AND ASSET TRANSFER AGREEMENT, dated as of November 17, 2003, as amended by Amendment No. 1, dated as of February 2, 2004, Amendment No. 2, dated as of February 20, 2004, Amendment No. 3, dated as of February 20, 2004, Amendment No. 4, dated as of March 18, 2004, and Amendment No. 5, dated as of March 25, 2004 (together with the Schedules thereto, the "Agreement"), by and among CIGNA Holdings, Inc., a Delaware corporation ("CIGNA Holdings"), Connecticut General Corporation, a Connecticut corporation and a wholly owned subsidiary of CIGNA Holdings ("Connecticut General"), Connecticut General Life Insurance Company, a specially-chartered Connecticut corporation and a wholly owned subsidiary of Connecticut General ("CGLIC") and CIGNA Corporation, a Delaware corporation ("CIGNA" and, together with Connecticut General, CIGNA Holdings and CGLIC, "Sellers") and Prudential Financial, Inc., a New Jersey corporation ("Buyer").

        WHEREAS, the parties desire to amend the Agreement in order to modify the Investment Asset Identification Protocol, Schedule 1.1(h) to the Agreement (the “Protocol”), to reflect certain additional or modified terms.

        NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants set forth herein and in the Agreement, and in reliance upon the representations, warranties, conditions and covenants contained herein and in the Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	All capitalized terms used and not otherwise defined in this Amendment are used herein as defined in the Agreement.

2.	The fourth sentence of the third paragraph of the Protocol shall be amended by the addition of the words “average credit quality,” to read in its entirety as follows:

“The parties agree that, subject to regulatory considerations, in order to maintain a match with relevant liabilities, the parties will use their best efforts to ensure that CIGNA Life receives assets whose Book Value, Market Value, average credit quality, coupon, yield, maturity and duration are similar to the portfolio of assets that would have been held by CIGNA Life as of December 31, 2003, (unless the Closing shall occur on or after July 15, 2004, in which case March 31, 2004) without regard to any fine-tuning or exchanging of whole assets or estimation error in the pro-rata split.”

3.	The third paragraph of the Protocol shall be further amended by the addition of the following sentences at the end thereof:

“The parties have determined that, based on a pro rata split, the duration of the assets in the GC (Guaranteed Cost) portfolio may not appropriately match the duration of the liabilities funded by that portfolio because that portfolio has previously been managed in conjunction with the SAN (Settlement Annuities) portfolio that will be retained by CGLIC. The parties may agree to swap portfolio assets between the GC portfolio and SAN portfolio to improve the duration matching. The parties agree that the exchange of assets to accomplish this objective will be based on the Market Value of such assets. All such exchanges will involve assets that are otherwise suitable for such portfolios and shall be finalized within ninety (90) days of the Closing. Any derivative transactions entered into to further reduce the duration gap for these portfolios will either be entered into under existing regulatory authorizations or separately submitted for regulatory approval”

4.

The following text shall be inserted into the Protocol as a separate paragraph following the eighth full paragraph (which begins “The allocation of costs…”) of the Protocol and before the heading “Cash and Short Term Investments”:

“For the avoidance of doubt, any calculation of value contemplated by this Investment Asset Identification Protocol or the Statement of Net Settlement Methods shall be performed so as to exclude the impact of any transfer contemplated by this Investment Asset Identification Protocol, the Statements of Net Settlement, the Stock Purchase Agreement or the other schedules and exhibits thereto. Accordingly, all references in this Investment Asset Identification Protocol, in the Statements of Net Settlement, in the Stock Purchase Agreement and in the other schedules and exhibits thereto to the value of any asset as of the Closing Date shall be deemed to refer to such value unaffected by any transfer undertaken in connection with the Closing, including in connection with any post-Closing true-up or adjustments contemplated by Article II of the Stock Purchase Agreement.”

5.

The final paragraph under Equity Real Estate in Schedule 1.1(h) provides that if the parties cannot obtain any required consents with respect to an equity real estate asset, the parties shall agree on a substitute asset. The parties have determined that CGLIC will be unable to transfer to CIGNA Life one or more of the equity real estate assets listed in Part I of Annex 2 to Schedule 1.1(h) as “Transferred Assets” (as such term is used in Annex 2 to Schedule 1.1(h)) because of CGLIC’s inability to obtain certain required consents. The parties have identified “The Summit” and “Village at Legacy” as Substitute General Account Private Real Estate Assets in accordance with Part D of Annex 4 to Schedule 1.1(h), but acknowledge and agree that certain required consents will not be delivered on or before the Closing Date. Additionally, the parties acknowledge and agree that a required consent for “SunTrust” will not be delivered on or before the Closing Date. Accordingly, the following two paragraphs shall be inserted into the Protocol following the third paragraph (which begins “Notwithstanding anything herein …”) after the heading “Equity Real Estate”:

“The parties have agreed that the transfer of “The Summit” and “Village at Legacy” as Substitute General Account Private Real Estate Assets and of “SunTrust” will be subject to a separate escrow agreement providing for the conditions of release from each such escrow, including but not limited to the delivery of the required consents. In the event all of the conditions precedent with respect to a property are not met on or prior to five (5) days prior to the Final Settlement Date, any such property shall be deemed a Retained Asset. In such case, the parties hereby agree to replace such asset with investment assets (other than equity real estate) that are otherwise suitable for the portfolios for which the equity real estate assets were intended. For the purposes of the Final Statement of Net Settlement, such replacement will be based on the Market Value of the equity real estate asset that is unable to be transferred and the Market Value of the substitute asset.

“To the extent that cash would otherwise be transferred to CIGNA Life General Account investment portfolios to provide consideration for the valuation of For Sale Assets that have not yet closed, Transferred Assets that cannot be appropriately transferred or replaced, or other differences resulting from the Market Value trading described on Annex 2 to this Schedule 1.1(h), the parties may agree to transfer other invested assets in lieu of cash, provided that the other invested assets transferred pursuant to this paragraph are otherwise suitable investments for such portfolios. Other invested assets transferred pursuant to this paragraph will be valued at their full Market Value for the settlement of the Estimated Statement of Net Settlement and Final Statement of Net Settlement liabilities.”

6.

This Amendment may be executed in counterparts of like form, each of which, when executed, shall be deemed together an original and all of which taken together shall constitute one and the same instrument.

7.	Except as hereby amended, the terms and provisions of the Agreement shall remain in full force and effect.

        IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officers of Sellers and of Buyer as of the date first above written.

CIGNA CORPORATION

By:	/s/ Michael W. Bell
Name: Michael W. Bell Title: Executive Vice President and Chief Financial Officer

CONNECTICUT GENERAL LIFE INSURANCE COMPANY

By:	/s/ Jean H. Walker
Name: Jean H. Walker Title: Senior Vice President and Actuary

CONNECTICUT GENERAL CORPORATION

By:	/s/ James Yablecki
Name: James Yablecki Title: President

CIGNA HOLDINGS, INC.

By:	/s/ Joanne L. Dorak
Name: Joanne L. Dorak Title: President

PRUDENTIAL FINANCIAL, INC

By:	/s/ Hans Levin
Name: Hans Levin Title: Second Vice President